Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements No. 333-130310, No. 333-144491, No. 333-152941, and No. 333-161145 on Form S-8 of Dealertrack Technologies, Inc. of our report dated May 13, 2014 relating to the consolidated financial statements of Dealer Dot Com, Inc., appearing in this Current Report on Form 8-K of Dealertrack Technologies, Inc. dated March 1, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 11, 2014